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                                                 EXHIBIT 15




Ford Motor Credit Company
The American Road
Dearborn, Michigan

Re: Ford Motor Credit Company Registration Statement Nos. 33-62973, 33-24928, 33-64237 and 33-64263 on Form S-3


     We are aware that our report dated July 14, 1997 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the periods ended June 30, 1997 and 1996 and included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 will be incorporated by reference in the above Registration Statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
August 11, 1997








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